EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2015 Fourth Quarter and Annual Results

SACRAMENTO, Calif., Feb. 16, 2016 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the fourth quarter and year ended November 30, 2015.

Restatement

The Company restated its previously issued consolidated financial statements and selected financial data in its Form 10-K for the year ended November 30, 2015 (“Form 10-K”) which will be filed on February 16, 2016. See Note 2 of the Company’s consolidated financial statements included in Part II, Item 8, of the Company's Form 10-K, for additional information.

Financial Overview

Fourth Quarter of Fiscal 2015 compared to Fourth Quarter of Fiscal 2014

  Net sales for the fourth quarter of fiscal 2015 totaled $486.5 million compared to $443.6 million for the fourth quarter of fiscal 2014.
  Net income for the fourth quarter of fiscal 2015 was $7.7 million, or $0.12 diluted income per share, compared to a net income of $11.9 million, or $0.18 income per share, for the fourth quarter of fiscal 2014. Net income for the fourth quarter of fiscal 2015 included a pre-tax environmental provision benefit of $15.9 million primarily from a revision of the amount of environmental costs recoverable from the U.S. government partially offset by higher environmental reserve requirements.
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of fiscal 2015 was $61.6 million, or 12.7% of net sales, compared to $67.2 million, or 15.1% of net sales, for the fourth quarter of fiscal 2014.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $32.8 million for the fourth quarter of fiscal 2015, compared to $58.3 million for the fourth quarter of fiscal 2014.
  Cash (used in) provided by operating activities in the fourth quarter of fiscal 2015 totaled $(5.4) million, compared to $116.3 million in the fourth quarter of fiscal 2014.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of fiscal 2015 totaled $(24.3) million, compared to $104.8 million in the fourth quarter of fiscal 2014.
  As of November 30, 2015, the Company had $440.9 million in net debt (Non-GAAP measure*) compared to $516.3 million as of November 30, 2014.
  As of November 30, 2015, the Company had $2.4 billion of total funded contract backlog compared to $2.2 billion as of November 30, 2014.
  As of November 30, 2015, the Company had $4.1 billion of total contract backlog (total funded and unfunded backlog) compared to $3.1 billion as of November 30, 2014.

Fiscal 2015 compared to Fiscal 2014

  Net sales for fiscal 2015 totaled $1,708.3 million compared to $1,602.2 million for fiscal 2014.
  Net loss for fiscal 2015 was $(16.2) million, or $(0.27) loss per share, compared to net loss of $(50.0) million, or $(0.86) loss per share, for fiscal 2014. Net loss for fiscal 2015 included: (i) a pre-tax expense of $50.0 million associated with a legal settlement; and (ii) a pre-tax gain of $30.6 million related to the sale of 550 acres of land. The net loss for fiscal 2014 included pre-tax loss of $32.3 million on the Antares AJ-26 program and a pre-tax charge of $60.6 million related to the repurchase of $59.6 million of principal of the Company's 4 1/16% Convertible Subordinated Debentures ("4 1/16% Debentures").
  Adjusted EBITDAP (Non-GAAP measure*) for fiscal 2015 was $217.9 million, or 12.8% of net sales, compared to $181.5 million, or 11.3% of net sales, for fiscal 2014.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit expense, and unusual items was $200.1 million for fiscal 2015, compared to $152.8 million for fiscal 2014.
  Cash provided by operating activities in fiscal 2015 totaled $65.1 million, compared to $150.6 million in fiscal 2014. Cash provided by operating activities in fiscal 2015 included $40.0 million of proceeds related to the sale of 550 acres of land and a legal settlement expenditure of $50.0 million. The cash generated from operating activities in fiscal 2014 included an increase of $96.9 million in cash advances on long-term contracts.
  Free cash flow (Non-GAAP measure*) in fiscal 2015 totaled $28.3 million, compared to $107.2 million in fiscal 2014.

_______
* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“We are very pleased to report growth in net sales and backlog for the fourth quarter reflecting the underlying strength of our product portfolio and strong operational performance in our core business,” said Eileen Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc. “Our total contract backlog increased to $4.1 billion as of November 30, 2015, including a $1.1 billion contract by NASA to restart production of the RS-25 engine for the Space Launch System, reaffirming our customer’s confidence in our innovative engineering excellence in addition to the reliability and dependability of our space and defense products.

“Fiscal 2015 also included several important milestones in the advancement of critical technologies, providing a solid foundation for continued growth. AR1, our solution to ending U.S. dependence on Russian engines, passed its Preliminary Design Review with flying colors on its way to full scale engine testing in 2017, and delivery of a flight-qualified engine ready for certification by 2019.

“Our defense business continues to be an impressive contributor to our bottom line, representing a substantial part of our net sales. We continue to apply our know-how to protecting America’s warfighter, providing propulsion to power and guide interceptors on all major platforms. The year included several milestones in the advancement of critical technologies, providing a solid foundation for continued growth in the sector and highlighting future market opportunities.

“Further, we continue to realize benefits associated with our Competitive Improvement Program with a focus on continuing to meet our affordability goals. We improved our manufacturing capability in 2015 with the opening of our Premiere Propulsion and Innovation Center in Southern California and groundbreaking on modern solid rocket motor manufacturing facilities in both Camden, Arkansas and Orange, Virginia, demonstrating our ongoing commitment toward innovation and the next generation of world leading space and defense products.

“We remain focused on excellent performance, maximizing our competitive posture, enhancing customer satisfaction and increasing shareholder value. Our commitment remains to advance rocket science for our nation’s space exploration needs and defense imperatives.”

Operations Review

Aerospace and Defense Segment

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions, except percentage amounts)
Net sales	$484.9	$442.0	$1,660.0	$1,596.0
Segment performance (Non-GAAP measure)	34.8	47.5	48.9	113.7
Segment margin (Non-GAAP measure)	7.2%	10.7%	2.9%	7.1%
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	7.8%	14.5%	11.4%	11.1%
Components of segment performance:
Aerospace and Defense	$37.6	$64.0	$189.2	$177.3
Environmental remediation provision adjustments	16.1	(2.2)	(16.6)	(8.8)
Retirement benefit plan expense	(12.5)	(6.3)	(50.2)	(25.2)
Unusual items	(0.6)	(0.7)	(50.0)	(0.9)
Rocketdyne purchase accounting adjustments not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business’ intangible assets	(3.0)	(3.0)	(12.0)	(12.0)
Depreciation associated with the step-up in the fair value of the Rocketdyne Business’ tangible assets	(2.8)	(4.3)	(11.2)	(13.5)
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business’ inventory	—	—	(0.3)	(3.2)
Aerospace and Defense total	$34.8	$47.5	$48.9	$113.7

The increase in net sales during the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014 was primarily due to the following: (i) an increase of $31.3 million in space advanced programs primarily driven by the RS-25 program related to increased development and integration effort in support of the National Aeronautics and Space Administration's Space Launch System ("SLS") development program; (ii) an increase of $16.2 million in missile defense and strategic systems programs primarily driven by increased deliveries from transitioning the Standard Missile-3 Block IB contract from low-rate initial production to full-rate production; and (iii) an increase of $14.5 million in tactical system programs primarily driven by increased deliveries on the Patriot Advanced Capability-3 contract. The increase in net sales was partially offset by a decrease of $24.2 million in space launch programs primarily associated with the RL10 program as a result of the timing of deliveries and costs incurred and the Antares AJ-26 program close-out (see discussion below).

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014 was primarily due to the $21.6 million of research and development ("R&D") costs associated with the AR1 program incurred in the fourth quarter of fiscal 2015 (see discussion of “AR1” below) and a $16.4 million benefit related to a favorable RL10 contract termination for convenience with a commercial customer included in the fourth quarter fiscal 2014 results.

The increase in net sales in fiscal 2015 compared to fiscal 2014 was primarily due to the following: (i) an increase of $84.3 million in space advanced programs primarily driven by the RS-25 program which is currently engaged in a significant development and integration effort in support of the SLS development program and increased development work on the Orion program partially offset by the successful completion of current J-2X program and (ii) an increase of $80.3 million in missile defense and strategic systems programs primarily driven by the increased deliveries on the Terminal High Altitude Area Defense and Standard Missile programs. The increase in net sales was partially offset by a decrease of $109.7 million in space launch programs primarily associated with the RL10 and RS-68 programs as a result of the timing of deliveries and costs incurred on these multi-year contracts and lower sales related to the Antares AJ-26 program close-out (see discussion below).

The increase in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in fiscal 2015 compared to fiscal 2014 was primarily due to the close-out of the Antares AJ-26 program and R&D costs associated with the AR1 program (see discussion of “AR1” below).  See segment information below:

	Year ended November 30,
	2015	2014	Change
		As Restated
	(In millions)
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	$189.2	$177.3	$11.9
AR1 research and development	32.1	—	32.1
(Income) loss on Antares AJ-26 program (1)	(8.1)	32.3	(40.4)
	$213.2	$209.6	$3.6

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(1) The Company incurred a $50.0 million legal settlement charge related to the Antares AJ-26 program reported as an unusual item.

A summary of the Company's backlog is as follows:

	November 30, 2015	November 30, 2014
	(In billions)
Funded backlog	$2.4	$2.2
Unfunded backlog	1.7	0.9
Total contract backlog	$4.1	$3.1

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control. Of the Company's November 30, 2015 total contract backlog, approximately 39%, or approximately $1.6 billion, is expected to be filled within one year.

As of November 30, 2015, the Company's funded backlog included $333.0 million on the AJ60 program, of which $110.9 million is expected to be filled within one year. The AJ60 solid rocket booster production order will be completed when the current contract concludes at the end of 2018.

AR1 Research and Development

Company-sponsored R&D expenses (reported as a component of cost of sales) are generally allocated among all contracts and programs in progress under U.S. government contractual arrangements. The Company's newest large liquid booster engine development project, the AR1, recorded $16.1 million of such costs in fiscal 2015. During the third quarter of fiscal 2015, the Company began separately reporting the portion of the engine development expenses associated with the AR1 project which are currently not allocated across all contracts and programs in progress under U.S. governmental contractual arrangements. The total of these costs not charged to the U.S. governmental contractual arrangements amounted to $32.1 million in fiscal 2015 bringing the aggregate total AR1 R&D costs incurred in fiscal 2015 to $48.2 million.

Real Estate Segment

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
	(In millions)
Net sales	$1.6	$1.6	$48.3	$6.2
Components of net sales:
Land - cash	—	—	40.0	—
Land - promissory note	—	—	2.0	—
Rental property operations	1.6	1.6	6.3	6.2
Segment performance (Non-GAAP measure)	1.0	1.6	34.4	4.2
Components of segment performance:
Segment performance related to land sale	$—	$—	$30.6	$—
Segment performance from rental property operations	1.0	1.6	3.8	4.2
Real estate total	$1.0	$1.6	$34.4	$4.2

During the second quarter of fiscal 2015, the Company finalized the sale of the Hillsborough land for a total purchase price of $57.0 million which was comprised of $46.7 million cash and $10.3 million of promissory notes. The total acreage covered by the Hillsborough land transaction was approximately 700 acres, of which approximately 550 acres was recognized as a sale in the second quarter of fiscal 2015. At the initial closing, the buyer paid $40.0 million cash and executed a $9.0 million promissory note secured by a first lien Deed of Trust on a portion of the sale property which resulted in a gain of $30.6 million in the second quarter of fiscal 2015. The $9.0 million promissory note secured by a first lien Deed of Trust is divided into two components: (i) a $3.0 million 7% promissory note payable 7 years after close of escrow, which includes a possible $1.0 million reduction in principal if the Company is unable to obtain the necessary road and utility approvals, and (ii) a $6.0 million 7% promissory note payable 7 years after close of escrow and only payable after certain environmental clearances associated with “Area 40” (discussed below) are obtained by the Company.  The sale also included a $1.3 million non-interest bearing promissory note secured by a first lien Deed of Trust on a portion of the sale property associated with the location of future city roads. In addition, approximately 150 acres of this land, including a 50-acre portion known as “Area 40,” was held back from the initial closing. Upon receipt of regulatory approvals, a closing will take place for the sale of the developable portions of such holdback acreage for a purchase price of $6.7 million in cash.

Additional Information

Included in the income (loss) from continuing operations before income taxes for the periods presented are as follows:

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business intangible assets	$3.0	$3.0	$12.0	$12.0
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	2.8	4.3	11.2	13.5
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	—	—	0.3	3.2
Total Rocketdyne Business acquisition costs	5.8	7.3	23.5	28.7
Other costs
Retirement benefit expense	17.0	9.0	67.6	36.5
AR1 costs (see discussion above)	21.6	—	32.1	—
Environmental remediation (benefit) provision	(15.9)	2.8	17.3	10.8
(Income) loss on Antares AJ-26 program	(0.2)	0.9	(8.1)	32.3
Loss on debt repurchased	0.1	—	1.9	60.6
Legal settlement	—	—	50.0	—
Stock-based compensation (benefit) expense	(1.8)	1.2	8.6	5.7
Total other costs	20.8	13.9	169.4	145.9
	$26.6	$21.2	$192.9	$174.6

Competitive Improvement Program ("CIP")

During the second quarter of fiscal 2015, the Company initiated the CIP comprised of activities and initiatives aimed at reducing costs in order for the Company to continue to compete successfully. The CIP is composed of three major components: (i) facilities optimization and footprint reduction; (ii) product affordability; and (iii) reduced administrative and overhead costs. Under the CIP, the Company expects an estimated 500 headcount reduction in its total employee population. The Company currently estimates that it will incur restructuring and related costs over the next four years totaling approximately $110 million. A summary of the Company’s CIP reserve activity in fiscal 2015 is shown below:

	Severance	Retention	Total
	(In millions)
February 28, 2015	$—	$—	$—
Accrual established	12.9	2.7	15.6
Payments	(1.8)	—	(1.8)
November 30, 2015	$11.1	$2.7	$13.8

The costs associated with the CIP will be a component of the Company’s U.S. government forward pricing rates, and therefore, will be recovered through the pricing of the Company’s products and services to the U.S. government. In addition to the employee-related CIP obligations, the Company incurred non-cash accelerated depreciation expense of $0.8 million in fiscal 2015 associated with changes in the estimated useful life of long-lived assets impacted by the CIP.

Debt Activity

The Company’s debt activity during fiscal 2015 was as follows:

	November 30, 2014	Cash Payments	Non-cash Activity	November 30, 2015
	(In millions)
Term loan	$98.8	$(5.0)	$—	$93.8
7 1/8% Second-Priority Senior Secured Notes	460.0	—	—	460.0
4 1/16% Debentures	133.6	—	(49.0)	84.6
2 1/4% Convertible Subordinated Debentures	0.2	—	—	0.2
Delayed draw term loan	89.0	(76.0)	—	13.0
Other debt	0.6	(0.2)	—	0.4
Total Debt and Borrowing Activity	$782.2	$(81.2)	$(49.0)	$652.0

As of November 30, 2015, the Company had $155.9 million of available borrowings under its Senior Credit Facility.

Retirement Benefit Plans

The Company’s tax-qualified pension plans’ assets were as follows:

	As of November 30,
	2015	2014
	(In millions)
Tax-qualified pension plans’ assets	$964.1	$1,163.1

As of November 30, 2015, the Company’s unfunded pension obligation for the tax-qualified pension plan was $566.2 million. The changes in the pension obligation for the tax-qualified pension plan since November 30, 2014 were as follows (in millions):

Balance as of November 30, 2014	$482.8
Service and interest costs	73.6
Investment loss (1)	64.2
Discount rate increase (2)	(45.0)
Other	(9.4)
Balance as of November 30, 2015	$566.2

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(1) The Company's effective rate of return on plan assets was (6.1)% during fiscal 2015.
(2) The increase in the discount rate was due to higher market interest rates used to determine the Company’s pension obligation. The discount rate was 4.26% as of November 30, 2015 compared to 3.96% as of November 30, 2014.

The Company expects to make cash contributions of approximately $23 million to its tax-qualified defined benefit pension plan in fiscal 2016. Further, the Company estimates that approximately 83% of its unfunded pension obligation as of November 30, 2015 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

The Company estimates that its non-cash retirement benefit expense will be approximately $67 million in fiscal 2016.

The funded status of the pension plans may be adversely affected by the investment experience of the plans’ assets, by changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company’s plans’ assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company’s business by the U.S. government;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s CIP may not be successful in aligning the Company’s operations to current market conditions;
  the Company’s international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  costs and time commitment related to potential acquisition activities;
  the Company’s inability to adapt to rapid technological changes;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the earnings and cash flows of the Company’s subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  restatement of previously issued consolidated financial statements may lead to additional risks and uncertainties;
  the estimates or judgments the Company makes, or the assumptions the Company relies on, in preparing consolidated financial statements could prove to be inaccurate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

(Tables to follow)

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions, except per share amounts)
Net sales	$486.5	$443.6	$1,708.3	$1,602.2
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	428.3	373.9	1,459.5	1,406.2
AR1 research and development	21.6	—	32.1	—
Selling, general and administrative	8.3	9.9	49.0	38.2
Depreciation and amortization	16.6	17.3	65.1	63.7
Other expense, net:		—
Loss on debt repurchased	0.1	—	1.9	60.6
Legal settlement	—	—	50.0	—
Other	(15.7)	2.3	17.4	13.9
Total operating costs and expenses	459.2	403.4	1,675.0	1,582.6
Operating income	27.3	40.2	33.3	19.6
Non-operating (income) expense:
Interest income	(0.1)	(0.1)	(0.3)	(0.1)
Interest expense	11.9	13.7	50.4	52.7
Total non-operating expense, net	11.8	13.6	50.1	52.6
Income (loss) from continuing operations before income taxes	15.5	26.6	(16.8)	(33.0)
Income tax provision	7.9	14.6	0.3	16.3
Income (loss) from continuing operations	7.6	12.0	(17.1)	(49.3)
Income (loss) from discontinued operations, net of income taxes	0.1	(0.1)	0.9	(0.7)
Net income (loss)	$7.7	$11.9	$(16.2)	$(50.0)
Income (loss) per share of common stock
Basic
Income (loss) per share from continuing operations	$0.12	$0.20	$(0.28)	$(0.85)
Income (loss) per share from discontinued operations, net of income taxes	—	—	0.01	(0.01)
Net income (loss) per share	$0.12	$0.20	$(0.27)	$(0.86)
Diluted
Income (loss) per share from continuing operations	$0.12	$0.18	$(0.28)	$(0.85)
Income (loss) per share from discontinued operations, net of income taxes	—	—	0.01	(0.01)
Net income (loss) per share	$0.12	$0.18	$(0.27)	$(0.86)
Weighted average shares of common stock outstanding, basic	62.9	56.9	61.1	57.9
Weighted average shares of common stock outstanding, diluted	72.5	72.0	61.1	57.9

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions)
Net Sales:
Aerospace and Defense	$484.9	$442.0	$1,660.0	$1,596.0
Real Estate	1.6	1.6	48.3	6.2
Total Net Sales	$486.5	$443.6	$1,708.3	$1,602.2
Segment Performance:
Aerospace and Defense	$31.8	$56.7	$165.7	$148.6
Environmental remediation provision adjustments	16.1	(2.2)	(16.6)	(8.8)
Retirement benefit plan expense	(12.5)	(6.3)	(50.2)	(25.2)
Unusual items	(0.6)	(0.7)	(50.0)	(0.9)
Aerospace and Defense Total	34.8	47.5	48.9	113.7
Real Estate	1.0	1.6	34.4	4.2
Total Segment Performance	$35.8	$49.1	$83.3	$117.9
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$35.8	$49.1	$83.3	$117.9
Interest expense	(11.9)	(13.7)	(50.4)	(52.7)
Interest income	0.1	0.1	0.3	0.1
Stock-based compensation expense	1.8	(1.2)	(8.6)	(5.7)
Corporate retirement benefit plan expense	(4.5)	(2.7)	(17.4)	(11.3)
Corporate and other	(5.7)	(5.0)	(22.1)	(20.5)
Unusual items	(0.1)	—	(1.9)	(60.8)
Income (loss) from continuing operations before income taxes	$15.5	$26.6	$(16.8)	$(33.0)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	November 30, 2015	November 30, 2014
		As Restated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$211.1	$265.9
Accounts receivable	171.5	170.5
Inventories	157.5	138.0
Recoverable from the U.S. government and other third parties for environmental remediation costs	24.0	19.4
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other current assets, net	61.5	38.6
Income taxes	2.9	2.1
Deferred income taxes	28.1	19.9
Total Current Assets	662.6	660.4
Noncurrent Assets
Property, plant and equipment, net	365.8	366.5
Real estate held for entitlement and leasing	86.2	94.4
Recoverable from the U.S. government and other third parties for environmental remediation costs	210.4	87.2
Receivable from Northrop	62.7	68.8
Deferred income taxes	286.7	261.4
Goodwill	158.1	158.1
Intangible assets	108.8	122.2
Income taxes	7.9	6.6
Other noncurrent assets, net	85.7	93.0
Total Noncurrent Assets	1,372.3	1,258.2
Total Assets	$2,034.9	$1,918.6
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$5.3	$5.3
Accounts payable	105.2	104.0
Reserves for environmental remediation costs	32.6	31.9
Postretirement medical and life insurance benefits	6.0	6.4
Advance payments on contracts	203.7	197.4
Other current liabilities	201.3	221.4
Total Current Liabilities	554.1	566.4
Noncurrent Liabilities
Senior debt	88.8	93.8
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	84.8	133.8
Other debt	13.1	89.3
Reserves for environmental remediation costs	273.5	134.1
Pension benefits	566.2	482.8
Postretirement medical and life insurance benefits	45.5	51.7
Other noncurrent liabilities	94.4	80.6
Total Noncurrent Liabilities	1,626.3	1,526.1
Total Liabilities	2,180.4	2,092.5
Redeemable common stock	0.9	1.6
Stockholders’ Deficit
Common stock	6.5	5.9
Other capital	340.1	287.4
Treasury stock	(64.5)	(64.5)
Accumulated deficit	(86.8)	(70.6)
Accumulated other comprehensive loss, net of income taxes	(341.7)	(333.7)
Total Stockholders’ Deficit	(146.4)	(175.5)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$2,034.9	$1,918.6

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year ended November 30,
	2015	2014
		As Restated
	(In millions)
Operating Activities
Net loss	$(16.2)	$(50.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Income) loss from discontinued operations, net of income taxes	(0.9)	0.7
Depreciation and amortization	65.1	63.7
Amortization of financing costs	2.7	3.6
Stock-based compensation	8.6	5.7
Retirement benefit expense	67.6	36.5
Loss on debt repurchased	1.9	60.6
Loss on bank amendment	—	0.2
Gain on sale of technology	(1.0)	(6.8)
Loss on disposal of long-lived assets	0.7	2.8
Tax benefit on stock-based awards	(2.5)	(1.3)
Changes in assets and liabilities	(60.8)	37.0
Net cash provided by continuing operations	65.2	152.7
Net cash used in discontinued operations	(0.1)	(2.1)
Net Cash Provided by Operating Activities	65.1	150.6
Investing Activities
Purchase of Rocketdyne Business	—	0.2
Proceeds from sale of technology	1.0	7.5
Capital expenditures	(36.8)	(43.4)
Net Cash Used in Investing Activities	(35.8)	(35.7)
Financing Activities
Proceeds from issuance of debt	—	189.0
Debt issuance costs	—	(4.2)
Debt repayments/repurchases	(81.2)	(166.3)
Proceeds from shares issued under equity plans, net	1.3	0.2
Repurchase of shares to satisfy tax withholding obligations	(6.7)	(2.1)
Purchase of treasury stock	—	(64.5)
Tax benefit on stock-based awards	2.5	1.3
Net Cash Used in Financing Activities	(84.1)	(46.6)
Net (Decrease) Increase in Cash and Cash Equivalents	(54.8)	68.3
Cash and Cash Equivalents at Beginning of Period	265.9	197.6
Cash and Cash Equivalents at End of Period	$211.1	$265.9

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses resulting from the Company’s corporate activities in the ordinary, ongoing and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income (loss) as determined in accordance with GAAP.

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions, except percentage amounts)
Income (loss) from continuing operations before income taxes	$15.5	$26.6	$(16.8)	$(33.0)
Interest expense	11.9	13.7	50.4	52.7
Interest income	(0.1)	(0.1)	(0.3)	(0.1)
Depreciation and amortization	16.6	17.3	65.1	63.7
Retirement benefit expense	17.0	9.0	67.6	36.5
Unusual items	0.7	0.7	51.9	61.7
Adjusted EBITDAP(1)	$61.6	$67.2	$217.9	$181.5
Adjusted EBITDAP as a percentage of net sales	12.7%	15.1%	12.8%	11.3%

_______
(1) Adjusted EBITDAP includes the following:

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions)
Environmental remediation (benefit) provision	$(15.9)	$2.8	$17.3	$10.8
Stock-based compensation (benefit) expense	(1.8)	1.2	8.6	5.7

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company’s business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended November 30,		Year ended November 30,
	2015	2014	2015	2014
		As Restated		As Restated
	(In millions)
Cash (used in) provided by operating activities	$(5.4)	$116.3	$65.1	$150.6
Capital expenditures	(18.9)	(11.5)	(36.8)	(43.4)
Free cash flow(1)	$(24.3)	$104.8	$28.3	$107.2

_______

(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow excludes any mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company’s goals.

	November 30, 2015	November 30, 2014
	(In millions)
Debt principal	$652.0	$782.2
Cash and cash equivalents	(211.1)	(265.9)
Net debt	$440.9	$516.3

Because the Company’s method for calculating the Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

Investors: Kathy Redd, vice president and chief financial officer  916.355.2361
Pete Knudsen, director, investor relations  916.355.2252
Media: Glenn Mahone, vice president, communications  202.302.9941